Exhibit 1SA-6.3

PURCHASE AGREEMENT Purchaser and Seller make this agreement ("Agreement") dated June 21, 2023 ("Effective Date". PURCHASER (also known as "Buyer" herein): Park View QOZB OP, LP SELLER: 420 W PARK LLC 1. PROPERTY ADDRESS. The address on which the improvements shall be constructed, as defined below is commonly known as 2209 N Blvd (f/k/a 420 W Park), Lot 3 (Unit C or Second Southermost Unit), Tampa, FL 33602,("Property"). Legal Description - Park Heights Townhomes, Lot 3, a replat of Lot 10, and the West 24 feet of Lot 9, Block 5, West Highland, Plat Book 2, Page 37, A Portion of Section 13. Township 29 South, Range 18 East City of Tampa, Hillsborough County, Florida. 2. WORK. Seller will construct a townhome residence and any other improvements, grading and landscaping (collectively "House") on the Property in substantial compliance with the Plans and Specifications described below. Unless otherwise specified, Seller will provide and pay for all labor, materials, equipment, tools, construction equipment and machinery, transportation and other related services necessary for the execution and completion of the House. 3. PLANS AND SPECIFICATIONS. The Plans are attached as Exhibit "B," entitled Architect Plans, approved June 2022 and consist of 24 pages. The Specifications are included below as Exhibit "C" and consist of 2 pages and the Plat is Exhibit "D" with | page. If there are conflicts between the terms of the rest of this Agreement and the Plans or Specifications, the terms of the rest of this Agreement govern. If there are conflicts between the Plans and the Specifications, the Specs govern. 4. PURCHASE PRICE. The Purchase Price is $960,000. This shall be paid as follows: a (a) $10,000 initial Eamest Money deposit to be placed in escrow with the Title Insurer within five (5) business days after the Effective Date. (b) The Purchase Price shall be paid in full at Closing, subject to adjustments and prorations as provided in this Agreement. 5. UPGRADES. If the Purchaser chooses to upgrade or revise the Plans and Specifications provided by the Seller, that exceed the cost allocated for such item, then any such change shall constitute an Upgrade. All Upgrades must be paid for by the Purchaser at the time the Upgrade is selected. Any change shall be documented by a written Change Order ("Change Order") executed by both Seller and Purchaser (See

Paragraph 12). Any change which exceeds the Specifications outlined in Exhibit C, shall require a Change Order. 6. INTENTIONALLY OMITTED 7. SELECTIONS. All Designs are finalized subject to paragraph |2 herein. Any Upgrades or requested changes in original plans shall be paid for immediately by the Buyer and will be non-refundable. 8. SITE VISITS. Buyer may visit the Property prior to taking possession upon at least two (2) days written notice to Seller provided that an agent or representative of the Seller is present. The site is an active construction site with construction debris and potential hazards and the Buyer agrees to hold the Seller harmless from any potential harm caused from visitation to the construction site. Buyer Initials (i faa Seller Initials 9. COMPLETION. For final payment and any completion deadline, the House will be deemed to have reached "Substantial Completion" once final inspection has been passed and all plumbing, electrical, appliances, heating and air conditioning are operational and the House can be occupied. Seller will use its best efforts to reach Substantial Completion of the House within 120 days from the Effective Date ("the Completion Deadline"). Seller shall not seek final inspection until the earlier of the following has occurred: (a) written approval by the Buyer, or (b) the Closing. The Completion Date will be extended by the time period the Seller is delayed relating to causes beyond its control from constructing the House, which include for example the unavailability of materials, fire, inclement weather, strikes, lockouts or other labor disputes, differing site conditions, unavoidable casualties, changes in government regulations, unavailability of materials at reasonable cost, acts of governmental agencies or their employees, government moratoria, acts of God, declarations of war or national emergencies, civil unrest, force majeure, failure or unavailability of adequate sewer, water, electricity, gas or any utility services, interference by Buyer, or Buyer's failure to perform duties under this Agreement, including for example the failure to make timely selections, and other acts or omissions of Buyer causing delay. The Completion Deadline will also be extended by the number of days agreed on in any Change. The date for Substantial Completion will also be extended by any delay in any interim payment due to Seller. Upon Closing, Buyer will provide Seller, its employees, subcontractors, and suppliers continual and uninterrupted access to the Property and House to perform work until Substantial Completion is reached and thereafter Buyer shall provide Seller its employees, subcontractors, and suppliers reasonable access to the Property and the House until the Punch List items have been completed. (A) The Closing Date shall be fifteen (15) days after the Due Diligence Period runs. Closing may occur earlier upon the agreement of the Parties. (B) Pre-Closing Possession. N/A (C.) At Closing, a deposit of Seller's proceeds equal to twenty percent (20%) of the Purchase Price shall be placed into an escrow account held by the Title Insurer ("Construction Escrow"). When Substantial Completion of the House is achieved, Seventy Five Percent (75%) of the Construction Escrow funds will be released to Seller, subject to any liquidated damages or other offsets allowed by this subparagraph. When Punch List items are completed, the remaining twenty five percent (25%) of the Construction Escrow will be released to Seller, subject to any liquidated damages or other offsets allowed by this subparagraph. Buyer and Seller agree that it would be impractical or extremely difficult to establish Buyer's damages by reason of a delay in Substantial Completion beyond the Completion Deadline. Accordingly, Buyer and Seller agree that Seller will pay $100 per day of delay beyond the Completion Deadline to Buyer as "liquidated damages" and that amount is a fair and reasonable estimate of the total detriment that Buyer would suffer due to such delay. If funds are available in the Construction Escrow, the liquidated damages shall be paid from the Construction Escrow. Buyer irrevocably waives the right to seek or obtain any other legal or equitable remedies, including the remedies of damages and specific performance for Seller's failure to reach Substantial Completion by the Completion Deadline, except that, if Substantial Completion is not achieved within thirty (30) days after the Completion Deadline Buyer may, in addition to obtaining liquidated damages, and upon written notice to Seller and Title Insurer, terminate Seller's right to enter the Property and perform the work, take possession of the Property, and hire its own contractor to complete the work, whereupon Buyer may draw from the Construction Escrow to pay for completion of any work required to obtain Substantial Completion and complete any Punch List. Any funds remaining in the Construction Escrow after Substantial Completion and completion of any Punch List items and payment of any liquidated damages or costs incurred by Buyer to attain Substantial Completion and complete any Punch List shall be paid to Seller. As a condition of any payment to Seller from the Construction Escrow, Seller shall provide unconditional releases of liens from Seller and all of Seller's subcontractors and suppliers for all work completed through the date of payment request. (D) If Buyer has not already taken possession pursuant to paragraph 9(C), possession of the House and the Property shall be delivered to Buyer upon Substantial Completion of the House. 10. OWNERSHIP AND ABSENCE OF ENCUMBRANCES. Seller warrants and represents that: (1) it is currently the sole holder of legal and equitable title to the Property; (2) there are currently no leases, restrictions, easements, covenants, rules or regulations or other encumbrances on the Property that would prevent or inhibit construction of the House on the Property as contemplated in the Architect Plans and Specifications; (3) the Property complies with all zoning, planning, environmental, community association and other building requirements; and (4) all utilities necessary for completion of the House are available at the Property and no easements are required to bring them to the Property 11. SUBCONTRACTORS, EMPLOYEES AND SUPPLIERS. Seller is entitled to select the subcontractors, employees and suppliers who will work on or provide materials to the House. Purchaser will not have any work performed on the House by its own subcontractors, employees or suppliers until Purchaser has taken possession of the House or this Agreement has been terminated. Purchaser will not direct, supervise or control the subcontractors, employees or suppliers of the Seller and will not interfere with their work. 12. CHANGE ORDERS. A. Purchaser Changes: Seller will be organizing labor, subcontractors and materials based on the Plans and Specifications and the designated items on Exhibits "B" and "C" that are part of the Agreement when it is executed. Changes requested by Purchaser, referred to herein as Upgrades, may involve additional time, effort, overhead and Costs for Contractor. Therefore, Contractor will not be required to make any changes requested by Purchaser in the Plans and Specifications or the Agreement. If Purchaser wants to request a change, it is important that it do so in a timely manner with a formal written request to Seller to permit Seller to schedule the change in the normal building process if Seller agrees to it. B. Required Changes: Changes in the Plans and Specifications might be required by governmental entities or agencies (because of changes in laws or codes or otherwise), job conditions or community associations or related entities. Seller will use their best efforts to discuss best course of action and alternatives with the Purchaser, if they exist, but Seller is ultimately entitled to make these changes. Purchaser recognizes that they may also involve additional time, effort, overhead and Costs. In the event such a change would require an additional cost, Seller shall be responsible for such cost or expense." C. Differing Site Conditions: Seller may encounter rock formations, springs, latent or subsurface conditions, or other conditions materially differing from those ordinarily encountered and generally recognized as inherent in the subject work that substantially inhibit work or increase the Costs or time involved in performing the work. In the event such a change would require an additional cost, Seller shall be responsible for such cost or expense.' D. Emergencies: If during construction, the safety or condition of persons, the House or the Property are threatened by an emergency, not caused by the negligence of Contractor, or its agents, employees, subcontractors or suppliers, Seller, without seeking instructions from Purchaser, may act at Seller's discretion to prevent threatened damage, injury or loss. E. Written Change Order: If Purchaser requests a change agreed to by the Seller, or other changes are agreed to by the Parties, or there are required changes in the Plans and Specifications, there are differing site conditions or emergencies, the Parties will sign a written Change Order. F. Lender Approval: If a Change Order must be approved by a lender, it will be Purchaser's responsibility to immediately obtain written approval and Seller will not be required to perform the Change Order until that approval. G. Right to Terminate: If, prior to Closing, Purchaser refuses to sign a Change Order for changes covered by subparagraphs 12 (A), (B), (C) or (D), either party may terminate this Agreement upon written notice to the other, whereupon Title Insurer shall return the Earnest Money Deposit to Buyer and Seller may recover the amounts provided for in paragraph 28 (C) for a breach by Purchaser. If, after Closing, Purchaser refuses to sign a Change order for changes covered by subparagraphs 12 (A), (B), (C) or (D), the parties shall submit the dispute to binding arbitration as provided in this Agreement. H. Subcontractors and Suppliers: No subcontractor or supplier is authorized to agree to a change on behalf of either party.

13. CONSTRUCTION STANDARDS AND INSPECTIONS. A. Standards for Construction and Inspections: Seller will construct the House per applicable building codes, in substantial compliance with the Plans and Specifications, as they may be modified in accordance with this Agreement, and in accordance with the following: All City of Tampa Building Code Ordinances and any similar applicable laws in the City of Tampa or State of Florida including any negotiated specifications or plans that exceed the standards of said codes and ordinances. Collectively, these standards will be referred to in this Agreement as the "Construction Standards." Seller is not required to perform any work exceeding the Construction Standards. Seller is not responsible for addressing or correcting conditions or circumstances located outside the Property even if affecting the Property or House. Seller has no duty or liability for errors or omissions, under the Limited Warranty or otherwise, attributable to its compliance with the Architect Plans and Specifications prepared by an architect or other agent of Owner or for following instructions, directions or rules of the architect or agent or of any community association or related entity. B. Inspection Rights: Buyer, at its sole expense, has the right to have a professional, licensed home inspector inspect the House during the Diligence Period and upon notice of Substantial Completion. While engaging in these activities, Buyer will not interfere with progress of the work. Seller or its representative(s) may be present during the inspection. Buyer assumes all responsibility for its own acts and those of its representatives in exercising these rights and, to the fullest extent permitted by Florida law, will indemnify, hold harmless, and defend Seller from any claims, including ones based on Seller's own, but not sole, negligence, arising out of the negligence of Seller or contractors or agents during that inspection. C. New Home Orientation Walk Through Inspection: Whether Purchaser has earlier inspected the House, when the Seller requests at or near the time of Substantial Completion of the House, the Parties will walk through the House and prepare, sign and date a New Home Orientation Walk Punch List ("PUNCH LIST"), specifying all items, including any noted in previous inspections, that fail to comply with the Construction Standards or are punch list items that would fall under the category of new construction. For the purpose of completing the Punch List and receiving final payment, the exclusion of an item on the Punch List will not obligate the Seller to address that item. Seller will make its best efforts to complete items on the Punch List as soon as reasonably possible after its compilation, but no later than 30 days after the date of Substantial Completion. D. Purchaser Acceptance: Neither Closing, signing the Punch List, nor accepting possession of the House shall constitute a waiver by Purchaser for any claims relating to failure of Seller to comply with the Architect Plans, Specifications, or Construction Standards.

14. LIMITED HOME WARRANTY. SEE EXHIBIT A 15. TRANSFER OF MANUFACTURERS' WARRANTIES. At Closing, the Seller will transfer to the Purchaser all of Seller's interests, if any, in all manufacturers' warranties that by their terms are transferable by Seller to the Buyer. Any manufacturers' warranties that are not yet available as of the Closing Date shall be delivered to Buyer on or before Substantial Completion. 16. PERMITS AND FEES. Seller is responsible for obtaining and paying for all building permits. Purchaser authorizes and appoints Seller to obtain these permits from governmental agencies and authorizes the Seller to execute permit applications in Purchaser's name, if so required. Upon request by Seller, Purchaser will assist Contractor in obtaining these permits by completing all related applications and forms. The building permit for the House is a single permit for the entire townhome building. Seller will seek separation of the building permit into separate permits for each unit in the building, including an individual permit limited to the House to be issued after Closing. Seller will apply for separation of the permit prior to Closing. Upon request by Seller, Buyer will advance the funds, up to $3,000.00, to pay any building department fees to separate the permit. If Buyer terminates this agreement prior to Closing for any reason, Buyer shall not be entitled to refund of funds advanced for the permit separation. This provision shall survive Closing. 17. TAXES. Seller is responsible for paying all taxes and assessments on the House and Property for the time period that the Seller owns the Property and House. If any taxes are pre-paid, the Seller is entitled to a refund at Closing based on the prorated number of days in the calendar year. Any taxes paid in arrears shall be prorated between Seller and Buyer to the date of Closing. 18. Intentionally omitted 19. ATTORNEY APPROVAL. Not applicable 20. DUE DILIGENCE. Buyer shall have to and through the date that is forty-five (45) days after the Effective Date ("Due Diligence Period") to conduct such investigations of the Property and the House as Buyer deems appropriate and may terminate this Agreement for any reason in Buyer's sole discretion by written notice delivered to Seller during the Due Diligence Period. Upon such termination, Title Insurer shall deliver the Earnest Money Deposit to Buyer, this Agreement shall be of no further force and effect, and all Parties hereto shall be relieved and absolved of any further liabilities or obligations whatsoever to each other hereunder, except with respect to those liabilities or obligations hereunder that are expressly stated to survive the termination of this Agreement. If more than 14 days have elapsed from the Effective Date and if the Buyer presents another bona-fide offer to the Seller for the Property, then Buyer shall have 3 days to elect to waive/exit the Due Diligence and proceed to Closing within 15 business days of such notice or Cancel the Agreement. 21. Review of Title. On or before five (5) days after the Effective Date, Seller shall furnish to Buyer, a current commitment for owner's ALTA title insurance policy issued by the Title Insurer, including legible copies of all recorded exceptions to title referred to therein ("Title Commitment"), showing marketable, fee simple title to the Property vested in Seller and committing to insure such title to the Property in Buyer (or its assignee) in an amount equal to the Purchase Price by the issuance of a 2006 ALTA form of extended coverage policy of owner's title insurance, with the standard printed exceptions deleted ("Title Policy"). Seller also shall cause to be delivered to Buyer concurrently with the Title Commitment a current tax certificate for the Property showing the Property as a separately assessed parcel. a. Objections to Title. Buyer shall have the right to object, in Buyer's sole and absolute discretion, to any matter appearing on or related to the Title Commitment or any survey (each, a "Title Objection") by delivering written notice of such Title Objection ("Title Objection Notice") to Seller on or before the expiration of the Due Diligence Period. If Buyer delivers the Title Objection Notice, then, no later than 5 days after the delivery of the Title Objection Notice (the "Title Response Deadline"), Seller may deliver, in Seller's sole and absolute discretion, a response stating therein whether and how Seller agrees to cure the Title Objections in the Title Objection Notice on or before Closing (the "Seller Title Response"). If Seller elects to cure any Title Objection, Seller shall cure such Title Objection on or before Closing. If Seller fails to deliver the Seller Response on or before the Title Response Deadline, Seller shall be deemed to have elected not to cure any of the Title Objections set forth in the Title Objection Notice. If Seller fails to deliver the Seller Title Response on or before the Title Response Deadline or does not agree in the Seller Title Response to cure all Title Objections to Buyer's satisfaction, then Buyer shall have the right, by written notice to Seller delivered on or before the date that is 5 days after the Title Response Deadline, to either, in Buyer's sole and absolute discretion: (i) terminate this Agreement, in which event the Title Company shall promptly return the Earnest Money Deposit to Buyer, this Agreement shall be of no further force and effect, and all Parties hereto shall thereupon be relieved and absolved of any further liabilities or obligations whatsoever to each other hereunder, except with respect to those liabilities or obligations hereunder which are expressly stated to survive the termination of this Agreement, or (ii) waive such uncured Title Objections, in which event such Title Objections shall be deemed Permitted Exceptions. If Buyer does not timely deliver such written notice to Seller, Buyer shall be deemed to have elected to terminate this Agreement pursuant to clause (i) above. The foregoing terms shall apply to any update of the Title Commitment, except that, Buyer shall have until the later of 5 days after service of the update on Buyer or the last day of the Due Diligence Period serve a Title Objection Notice based on the change in the Title Commitment. b. Conveyance of Title. At Closing, Seller shall deliver to Buyer a Special Warranty Deed conveying good and marketable title to Buyer, subject only to the Permitted Exceptions. The exceptions to title disclosed in the Title Commitment, other than (i) those Title Objections that are not subsequently cured or waived, (ii) any delinquent taxes or assessments, and (iii) any standard printed exceptions, shall be the "Permitted Exceptions" hereunder. Notwithstanding anything to the contrary contained herein, Seller shall discharge and remove any and all liens, encumbrances, claims, covenants, conditions, restrictions, easements, rights of way, options, pledges, judgments, or other similar matters affecting the Property which secure an obligation to pay money (other than installments of real and personal property taxes and liens for special improvements not delinquent as of the Closing)("Monetary Liens"), and such Monetary Liens shall not be Permitted Exceptions (whether or not Buyer expressly objects to such Monetary Liens). 22. CLOSING COSTS. Seller shall pay all charges normally attributable to Sellers, including Florida and Hillsborough County real estate transfer taxes, Seller's portion of C ity of Tampa real estate transfer taxes, the cost of the owner's title insurance policy, Seller's recording charges, and all other charges customarily charged to sellers by the Title Insurer. Buyer shall pay all charges normally attributable to Buyers, including Buyer's portion of City of Tampa real estate transfer taxes, and all other charges customarily charged to buyers by the Title Insurer and all other charges, costs, and expenses relating to the Buyer's mortgage financing, if any, including mortgage recording charges, the cost of any money lender's escrow established by Buyer's lender, and the cost of the mortgage title insurance policy and any endorsements required by Buyer's lender. Purchaser shall also pay: all costs and fees payable in connection with any mortgage that Purchaser may obtain for the purchase of the House, which costs are variable depending on the mortgage lender, including and intangible taxes in connection with a note and mortgage; the documentary stamp tax payable on the Special Warranty Deed and Purchaser's legal fees and expenses. Seller shall pay for the cost of: (a) officially recording the Special Warranty Deed, (b) the premium for the issuance of the Title Policy, (c) title search, (d) lien searches and (e) Seller's attorney fees. Purchaser and Seller shall equally share the closing agent's (as selected by the Seller) closing fee and expenses for handling the Closing. For purposes of this paragraph, the Purchase Price of the House shall be deemed to include the Total Purchase Price set forth on the first page of the Agreement plus (to the extent not already included therein) the cost of any options purchased pursuant to any Selections Addendum, Option Addendum, Change Order Form(s) or otherwise. Purchaser shall pay all utility charges for the House purchased from and after the date of Closing. Certified, confirmed and ratified special assessment liens as of the Scheduled Closing Date shall be paid by Seller; however, to the extent any such certified, confirmed or ratified special assessment liens are payable in installments, Purchaser shall take title subject to such liens and assume and be responsible for the balance of any installments which are payable after the Scheduled Closing Date. Pending liens as of the Scheduled Closing Date and special assessment liens which become certified, confirmed or ratified after the Scheduled Closing Date shall be the responsibility of and paid by Purchaser. The provisions of this paragraph shall survive the Closing. 23. SURVEY. Within five (5) business days before the Closing Date, Seller shall deliver to Buyer, at Buyer's expense, a current boundary survey in a .pdf file locating the House and all property improvements prepared by a licensed Florida surveyor, showing any encroachments, measurements of all lot lines, all easements of record, building set back lines of record and fences. Seller shall deliver one original Property boundary survey to Buyer at Closing. If Buyer is not satisfied with any encumbrance or encroachment shown on the current survey that was not apparent on any survey previously provided to Buyer, in the Title Commitment, or otherwise disclosed in writing to Buyer, Buyer may terminate this Agreement upon written notice to Seller on or before the Closing Date, in which event the Title Insurer shall promptly return the Earnest Money Deposit to Buyer, and this Agreement shall be of no further force and effect, and all parties hereto shall thereupon be relieved and absolved of any further liabilities or obligations whatsoever to each other hereunder, except with respect to those liabilities or obligations hereunder which are expressly stated to survive the termination of this Agreement. Final PLAT also attached for reference of lot lines.

24. ESCROW CLOSING. The sale provided for in this Agreement shall be closed ("Closing") on the Closing Date through an escrow with a title insurance company authorized to do business in Florida selected by Seller ("Title Insurer"), in accordance with the general provisions of the usual form of deed and money escrow agreement then furnished and in use by the Title Insurer, and with such special provisions inserted in the escrow agreement as may be required to conform with this Agreement. (a) On or before the Closing Date, Seller shall deliver to Title Insurer: (i) One (1) original Special Warranty Deed conveying good and marketable fee simple title to the Property to Buyer subject only to the Permitted Exceptions, executed and acknowledged by Seller. (ii) | Two (2) original counterparts of a bill of sale and general assignment, conveying good and marketable title to all personal property included with the Property to Buyer, free and clear of all liens, executed by Seller (the "Bill of Sale"). (iii) Such proof of authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing or delivering any documents or certificates on behalf of Seller as may be reasonably required by Title Insurer. (iv) An executed settlement statement of all prorations, allocations, closing costs and payments of moneys related to the Closing of the transactions contemplated by this Agreement. (v) A certification of Seller's non-foreign status pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended ("FIRPTA Certificate"), duly executed by Seller. (vi) Unconditional lien releases from Seller and all of Seller's subcontractors and suppliers for all work completed on the House and Property prior to the Closing Date. (vii) Such other instruments and documents as may be reasonably requested by the Title Insurer in order to complete the transaction herein provided and to carry out the intent and purposes of this Agreement (b) -At Closing, Buyer, at Buyer's sole cost and expense, shall deliver to Title Insurer (as applicable) the following ("Buyer's Closing Deliveries"): (i) The balance of the Purchase Price by wire transfer of funds to the Title Insurer, credited for the Earnest Money Deposit, and credited and debited with applicable closing costs, adjustments, and prorations as provided in this Agreement. (ii) Two (2) duly executed original counterparts of the Bill of Sale.

(iii) Such proof of authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such Proof of the power and authority of the individual(s) executing or delivering any documents or certificates on behalf of Buyer as may be reasonably required by Title Insurer. (iv) An executed settlement statement of all prorations, allocations, closing costs and payments of moneys related to the Closing of the transactions contemplated by this Agreement, (v) Such other instruments and documents as may be reasonably requested by the Title Insurer In order to complete the transaction herein provided and to carry out the intent and purposes of this Agreement. (c) On the Closing Date, Title Insurer shal] promptly undertake all of the following in the manner indicated below: (i) Funds. Disburse all funds deposited with Title Insurer by Buyer in payment of the Purchase Price, as follows: (1) Deduct all items chargeable to the account of Seller pursuant to this Agreement, including the Construction Escrow F unds. (2) If, as the result of the prorations and credits required pursuant to this Agreement, amounts are to be charged to account of Seller, deduct the total amount of such charges. (3) Disburse the remaining balance of the Purchase Price to Seller promptly upon Closing. (ii) Recording. Record the Deed and any other documents which the Parties hereto may mutually direct to be recorded and obtain conformed copies thereof for distribution to Buyer and Seller. (iii) Title Policy. Issue the Title Policy to Buyer. (iv) Delivery of Documents to Buyer. Deliver to Buyer any documents (or copies thereof) deposited with Title Insurer by Seller pursuant hereto. (v) Delivery of Documents to Seller. Deliver to Seller any documents (or copies thereof) deposited with Title Insurer by Buyer pursuant hereto, statement and funding of the Construction Escrow.

25. HAZARDOUS MATERIALS. Seller represents that it is not aware of any hazardous materials or substances on the Property, including without limitation asbestos and polychlorinated biphenyl (PCB). If Seller encounters or in good faith believes that it has encountered hazardous materials or substances, Seller may stop work and remove its employees from affected area(s) until the nature of the materials or substances has been determined, and, if necessary, removed or rendered harmless. 26. INSURANCE. A. Contractor's Insurance: During construction, Seller will maintain at its sole expense builder's risk insurance, which shall include coverage for windstorms. Upon Closing, Seller shall have Buyer endorsed as an additional insured on the builder's risk policy. Also upon Closing, Seller shall maintain at least the following insurance coverages: Commercial General Liability: $1,000,000 per occurrence/$2,000,000 aggregate Commercial Automobile: $1,000,000 combined single limit bodily injury and property damage At Closing, Seller shall provide Buyer certificates of insurance demonstrating all the foregoing these coverages and endorsing Buyer as an additional insured on each policy. 27. CASUALTY. If the Property or House are damaged or destroyed by fire or other casualty after the Effective Date and before the Closing Date, Buyer may, at its option, and as its sole remedy, terminate this Agreement by delivering written notice of termination to Seller within ten (10) days after Seller notifies Buyer of the casualty, or the Closing Date, whichever occurs first, and receive a refund of the Earnest Money Deposit. 28. DEFAULT. A. Buyer's Rights: If, prior to Closing, the Seller materially breaches a material duty under this Agreement, Buyer may, after giving the Seller written notice of the breach and twenty (20) business days to substantially cure it, terminate this Agreement and pursue any damages from Seller. Upon such termination, the Title Insurer shall return the Earnest Money Deposit to Buyer and this Agreement shall be of no further force and effect, except with respect to rights to pursue relief and any terms that expressly survive termination. Notwithstanding anything to the contrary within this Agreement, if Seller's breach occurs after the C losing, Buyer may pursue any claims for damages or specific performance in addition to any other rights expressly provided in this Agreement. B. Seller's Rights: If at or prior to Closing, Purchaser fails to timely make any payment required by this Agreement, or otherwise fails to Close, and fails to cure the default within five (5) business days after receipt of written notice of the default from Seller, Seller may terminate this Agreement with written termination notice to the Buyer or demand arbitration. If after Closing, the Purchaser materially breaches a material duty under this Agreement, Seller, after giving Purchaser written notice of the breach and twenty (20) days to substantially cure it, may pursue any claims for damages or specific performance in addition to any other rights expressly provided in this Agreement.

C. Payments Upon Termination: If the Purchaser terminates under paragraph 28(A), after start of work, Purchaser will pay Seller any amounts agreed upon in a Change Order in proportion to which the related work has been performed, unless those amounts are already covered by payments made under paragraphs 5 or 7. If Seller terminates under paragraph 28(B), Purchaser will pay Seller all amounts to be paid by Seller per any work conducted under Paragraphs 5 and 7. D. Timing of Payments: Notwithstanding any later date for payment specified in this Agreement, any Change Order or otherwise, the payments required upon termination will be made within seven (7) days from the date of termination. E. Interest: Payments due under this paragraph and unpaid for more than thirty (30) days bear interest at eighteen percent (18%) per annum. 29. MANDATORY BINDING ARBITRATION. The Parties will cooperate in avoiding and informally resolving their disputes. Warranty procedures first apply to any unresolved warranty claims. Any warranty claim that thereafter remains unresolved and any other claim or dispute of any kind or nature between the Parties arising out of or relating to this Agreement, or the breach of it, must be resolved by binding arbitration and the rules and procedures of the arbitrator. The arbitrator's award is final and may be enforced in a court having jurisdiction and venue. Any questions regarding the interpretation of this arbitration provision or the arbitrability of a dispute under it shall be decided by the arbitrator, unless specifically required by law to be decided by a court, and that decision shall be binding on the Parties. If the parties cannot agree on an arbitrator within thirty (30) days after any demand for arbitration, the arbitration shall be conducted by the American Arbitration Association pursuant its Construction Industry rules. The Parties' initials below evidence their agreement to the provisions of this paragraph: P| (Buyer's initials) _ (Seller's initials) The fee to initiate arbitration will be shared evenly by the Parties, but the arbitrator may allocate filing fees and arbitration costs in the award. 30. Real Estate Brokers - At Closing, a commission of 2.5% of the total purchase price will be paid to King & Associates Real Estate LLC from Seller's proceeds of sale. The parties represent to one another that no other agent or broker was involved in this sale or is entitled to a commission upon the sale. 31. OTHER PROVISIONS. A. Time of Essence: Time is of the essence of this Agreement. B. Transfer or Assignment: This Agreement may not be transferred or assigned without consent of all Parties and any permitted assignee must fulfill all respective terms of this Agreement. C. Governing Law: This Agreement will be governed by, construed, and interpreted in accordance with the laws in the State of Florida, other than its conflicts of law.

D. Cooperation: The Parties will produce, execute and/or deliver those documents reasonably necessary to carry out this Agreement. E. IRS Compliance: The Parties will comply with, execute and deliver certifications, affidavits and statements, if any, required to meet requirements of Internal Revenue Code. F. Entire Agreement: This Agreement is the Parties' sole and entire agreement. No representation, promise or inducement outside this Agreement is binding, unless executed and signed by all Parties to this Agreement. G. Definition of Agreement: "Agreement" means this Agreement, which includes attached or referenced exhibits, amendments and addenda. H. Modifications: This Agreement may not be modified, altered or amended except in writing executed by all Parties. I. Terminology and Captions: All pronouns, singular or plural, masculine, feminine or neuter, mean the person or entity to which they refer under the context. When the context requires, the singular includes the plural and vice versa. J. Successors and Assigns: This Agreement inures to the benefit of and is binding on the Parties and their heirs, successors, administrators, executors and assigns. K. Severability: Each provision of this Agreement is severable from every other of its provisions. If any provision is determined to be unenforceable, the rest of the Agreement will remain valid and enforceable. If any provision of the Agreement is determined to be unenforceable in a particular context or part, the Agreement will remain enforceable in all other contexts and parts. L. Notices: Except as otherwise provided in this Agreement, all notices or demands required or permitted under it must be in writing and provided to the address on the signature page: (1) in person; (2) by overnight delivery service prepaid; (3) by facsimile (Fax) transmission; (4) by Electronic Mail or (5) by the United States Postal Service, postage prepaid, registered or certified, return receipt requested. The notice will be deemed given when received by the Party to whom it is directed. Refusal to accept or inability to deliver because of changed address of which no notice was given will be deemed receipt. Refusal to accept or sign for any properly addressed delivery shall be deemed receipt of the delivery. Any Party, by written notice to the other, may designate a new address. Notice may also be effective to the attorney of either party as specified herein. M. Construction of Agreement: The Parties have reviewed this Agreement and had an opportunity to have it reviewed by an attorney. The Agreement will not be construed against either of the Parties as the drafting Party.

32. ADDITIONAL DISCLOSURES & ACKNOWLEDGMENTS A. Seller's Representations. Purchaser acknowledges that neither Seller nor any of its agents or representatives has made any representation of any kind as to tax or other economic benefits or advantages, if any, which may be realized from owning the House, nor any representations as to the ability or willingness of Seller or its affiliates to assist Purchaser in renting or selling the House. In addition, Purchaser acknowledges that neither Seller nor any of its agents or representatives has made any representation, warranty or guarantee of any kind whatsoever upon which the Purchaser has relied as to the land use plan designation, zoning, current or future uses, or any other matters with respect to the House or any property which is located adjacent to or in the vicinity of the House. Purchaser further acknowledges that Purchaser is responsible to make its own investigation of any such matters with the city, county, state or any other governmental agencies with jurisdiction, and Seller has no duty or obligation to disclose any such matters or any liability therefor. This Agreement contains the entire understanding between Purchaser and Seller, and Purchaser hereby acknowledges that the displays, artist renderings and other promotional materials distributed by the Seller and/or its agents are for promotional purposes only and may not be relied upon. Purchaser warrants that Purchaser has not relied upon any verbal representations, advertising, portrayals or promises other than expressly contained herein. The provisions of this paragraph 2 shall survive the Closing. B. Risk of Loss. Seller shall bear the risk of loss prior to Closing unless possession of the House is delivered to Purchaser after Closing in which event, the risk of loss shall be borne by Purchaser as of the date of delivery of possession. The provisions of this paragraph shall survive the Closing. C. Radon Disclosure. Florida Law requires the following disclosure: RADON GAS - Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risk to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit. D. Energy-Efficiency Disclosure. Pursuant to Section 553.996, Florida Statutes, Purchaser hereby acknowledges receipt of a copy of the information brochure prepared by or on behalf of the Department of Community Affairs of the State of Florida, notifying Purchaser of the option for an energy-efficiency rating of the House. Purchaser is further notified that pursuant to Section 553.9085, Florida Statutes, the energy performance level resulting from compliance with such section shall be disclosed if requested by Purchaser. Any request to have the energy- efficiency rating or energy performance level provided to Purchaser must be delivered to Seller in writing, and shall be at Purchaser's cost and expense. This paragraph and any information provided pursuant hereto is only for purposes of complying with the requirements of Chapter 553, Florida Statutes, and this Agreement is not contingent upon Purchaser approving the same. E. Flood Zone Disclosure. Purchaser acknowledges that the House is located in flood zone "X" according to the Flood Insurance Rate Maps.

F. Property Taxes. PURCHASER SHOULD NOT RELY ON THE SELLER'S CURRENT PROPERTY TAXES AS THE AMOUNT OF PROPERTY TAXES THAT THE PURCHASER MAY BE OBLIGATED TO PAY IN THE YEAR SUBSEQUENT TO PURCHASE. A CHANGE OF OWNERSHIP OR PROPERTY IMPROVEMENTS TRIGGERS REASSESSMENTS OF THE PROPERTY THAT COULD RESULT IN HIGHER PROPERTY TAXES. IF YOU HAVE ANY QUESTIONS CONCERNING VALUATION, CONTACT THE HILLSBOROUGH COUNTY PROPERTY APPRAISER'S OFFICE FOR INFORMATION. G. DEFECTIVE CONSTRUCTION LAWSUITS. Pursuant to Chapter 558.005, Florida Statutes, Seller must provide this notice to Purchaser: CHAPTER 558, FLORIDA STATUTES CONTAINS IMPORTANT REQUIREMENTS YOU MUST FOLLOW BEFORE YOU MAY BRING ANY LEGAL ACTION FOR AN ALLEGED CONSTRUCTION DEFECT IN YOUR HOUSE. SIXTY DAYS BEFORE YOU BRING ANY LEGAL ACTION, YOU MUST DELIVER TO THE OTHER PARTY TO THIS CONTRACT A WRITTEN NOTICE REFERRING TO CHAPTER 558 OF ANY CONSTRUCTION CONDITIONS YOU ALLEGE ARE DEFECTIVE AND PROVIDE SUCH PERSON THE OPPORTUNITY TO INSPECT THE ALLEGED CONSTRUCTION DEFECTS AND TO CONSIDER MAKING AN OFFER TO REPAIR OR PAY FOR THE ALLEGED CONSTRUCTION DEFECTS. YOU ARE NOT OBLIGATED TO ACCEPT ANY OFFER WHICH MAY BE MADE. THERE ARE STRICT DEADLINES AND PROCEDURES UNDER FLORIDA LAW WHICH MUST BE MET AND FOLLOWED TO PROTECT YOUR INTERESTS. H. FLORIDA HOMEOWNERS' CONSTRUCTION RECOVERY FUND. PAYMENT, UP TO A LIMITED AMOUNT, MAY BE AVAILABLE FORM THE FLORIDA HOMEOWNERS' CONSTRUCTION RECOVERY FUND IF YOU LOSE MONEY ON A PROJECT PERFORMED UNDER CONTRACT. WHERE THE LOSS RESULTS FROM SPECIFIED VIOLATIONS OF FLORIDA LAW BY A LICENSED CONTRACTOR. FOR INFORMATION ABOUT THE RECOVERY FUND AND FILING A CLAIM, CONTACT THE FLORIDA CONSTRUCTION INDUSTRY LICENSING BOARD AT THE FOLLOWING TELEPHONE NUMBER AND ADDRESS: 2601 BLAIR STONE ROAD, TALLAHASSEE, FLORIDA 3239902215, PHONE (850) 921-6593. I. Waiver of Trial by Jury. SELLER AND PURCHASER HEREBY MUTUALLY, KNOWINGLY AND VOLUNTARILY WAIVE THE RIGHT TO A TRIAL BY JURY, AND NEITHER OF THEM SHALL SEEK A TRIAL BY JURY, IN ANY LAWSUIT OR PROCEEDING (INCLUDING, WITHOUT LIMITATION, ANY COUNTERCLAIM) BASED UPON, ARISING OUT OF OR RELATED TO THIS CONTRACT OR THE TRANSACTION CONTEMPLATED BY THIS CONTRACT. THE WAIVER CONTAINED HEREIN IS IRREVOCABLE AND SHALL BE SUBJECT TO NO EXCEPTIONS. SELLER AND PURCHASER HEREBY ACKNOWLEDGE HAVING READ AND UNDERSTOOD THE MEANING AND RAMIFICATIONS OF THE WAIVER PROVISION. J. CONSTRUCTION LIEN LAW. ACCORDING TO FLORIDA'S CONSTRUCTION LIEN LAW (SECTIONS 713.001-713.37, FLORIDA STATUTES,) THOSE WHO WORK ON YOUR PROPERTY OR PROVIDE MATERIALS AND SERVICES AND ARE NOT PAID IN FULL HAVE A RIGHT TO ENFORCE THEIR CLAIM FOR PAYMENT AGAINST YOUR PROPERTY. THIS CLAIM IS KNOWN AS

A CONSTRUCTION LIEN. IF YOUR CONTRACTOR OR A SUBCONTRACTOR FAILS TO PAY SUBCONTRACTORS, SUB-SUBCONTRACTORS OR MATERIAL SUPPLIERS, THOSE PEOPLE WHO ARE OWED MONEY MAY LOOK TO YOUR PROPERTY FOR PAYMENT, EVEN IF YOU HAVE ALREADY PAID YOUR CONTRACTOR IN FULL. IF YOU FAIL TO PAY YOUR CONTRACTOR, YOUR CONTRACTOR MAY ALSO HAVE A LIEN ON YOUR PROPERTY. THIS MEANS IF A LIEN IS FILED YOUR PROPERTY COULD BE SOLD AGAINST YOUR WILL TO PAY FOR LABOR, MATERIALS, OR OTHER SERVICES THAT YOUR CONTRACTOR OR A SUBCONTRACTOR MAY HAVE FAILED TO PAY. TO PROTECT YOURSELF, YOU SHOULD STIPULATE IN THIS CONTRACT THAT BEFORE ANY PAYMENT IS MADE, YOUR CONTRACTOR IS REQUIRED TO PROVIDE YOU WITH A WRITTEN RELEASE OF LIEN FROM ANY PERSON OR COMPANY THAT HAS PROVIDED TO YOU A "NOTICE TO OWNER." FLORIDA'S CONSTRUCTION LIEN LAW IS COMPLEX AND IT IS RECOMMENDED THAT YOU CONSULT AN ATTORNEY. (signatures appear on the following page)

THE ABOVE TERMS ARE UNDERSTOOD, ACCEPTED, AND AGREED TO. (Seller) a re = ie Title: Manager House Phone: PF BUYER: Park View QOZB OP, LP (Buyer or Purchaser), A Delaware limited partnership By: Park View OZ REIT, Inc., its general partner By: Print or Type Name: Smichael F. Kelley, CEO One Beacon Street, 32°" Floor, Boston. MA 02108 With copy to: Print or Type Name: Scott Clark, Esq. House Phone: po

EXHIBIT A CERTIFICATE OF LIMITED WARRANTY 420 W_PARK_ LLC, a Florida limited liability company (hereinafter "Warrantor'), warrants the above referenced property for a period of one (1) year from the Completion Date ("Warranty Period") against latent defects arising out of faulty workmanship or material. Warrantor's sole obligation under this Warranty is limited to the repair or replacement, at Warrantor's option, of the defect. For the purpose of this Warranty, "latent defects" are limited to those defects which are not apparent at the time of Buyer preoccupancy inspection of the property, but which become apparent, and of which Warrantor is notified in writing, all prior to the expiration of the Warranty Period. THIS LIMITED WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES OF WARRANTOR, EXPRESS OR IMPLIED (INCLUDING, WITHOUT LIMITATIONS, ANY IMPLIED WARRANTY OF MERCHANTABILITY, HABITABILITY OR FITNESS FOR A PARTICULAR PURPOSE) AND INURES ONLY TO THE BENEFIT OF THE BUYER'S WARRANTIES WHO HAS SIGNED AND APPROVED THIS LIMITED WARRANTY. AS TO ANY PERSONAL PROPERTY, AS TO ANY FIXTURE OR EQUIPMENT WHICH CARRIES A WARRANTY FROM ITS MANUFACTURER, AND AS TO ANY CONSUMER PRODUCT (AS THAT TERM MAY BE DEFINED UNDER APPLICABLE FEDERAL, STATE OR LOCAL LAWS OR THEIR IMPLEMENTING REGULATIONS) WHICH MAY BE CONTAINED IN THE PROPERTY, WARRANTOR NEITHER MAKES NOR ADOPTS ANY WARRANTY WHATSOEVER AND. SPECIFICALLY EXCLUDES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY NATURE, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. This Limited Warranty is subject to the following terms, conditions and exclusions. 1.INSPECTION AND WARRANTY PROCEDURE. (a) A pre occupancy inspection of the property has been made prior to the scheduled Completion Date. This inspection was made by Buyer in the company of a representative of Warrantor. Items to be corrected as mutually agreed are listed in a Punch List Report ("Punch List') which is signed by the Buyer and a representative of the Warrantor. If Buyer refuses to make such inspection, Warrantor shall make such inspection and prepare a Punch List, which will be binding on Buyer. The Buyer has been given a copy of said Report. (b) Every reasonable effort will be made to correct all of the items listed in the Punch List within 30 days after the Closing Date.

(c) No corrections will be made for defects not recorded on the Punch List, or for defects first claimed or discovered, after the expiration of the Warranty Period. Correction of latent defects, as defined herein, will be made within a reasonable time after notification, ONLY if Warrantor is notified of such defect in writing during the Warranty Period. 2.WARRANTY EXCLUSIONS. The following exclusions and limitations apply to Warrantor's limited warranty obligations hereunder: (a) All chips, scratches or mars on items such as tile, walls, wood, porcelain, glass (including breakage or cracks), plumbing fixtures, plastic laminate countertops, granite or marble, must be noted on the Punch List, or they will not be covered under this Limited Warranty; (b) Faucets, toilets, door and door frame ad justments, floor and wall tile grouting are covered for a period of thirty (45) days after the Closing Date. Thereafter, any repairs or corrections become the sole responsibility of the Buyer. Further, failures caused by the negligence of Buyer or the failure to keep foreign materials out of the plumbing system are excluded from this Limited Warranty; (c)Nail or screw pops or cracks in the walls and ceilings do not result from faulty workmanship or defective materials, but are the result of normal shrinkage and drying of building materials, or of normal settlement of the building or other normal movement of the building components and will not be covered under this Limited Warranty. Warrantor will not correct such conditions and Warrantor will not be responsible for repairs to paint, wallpaper or other decoration of the walls and ceilings of the Property. (d) Any difference between the color of samples or printed illustrations and the color of the actual materials. (e) Within normal masonry and mortar efflorescence, hardness, weatherability and water absorption or porosity characteristics. (f) Cracking or discoloration of caulking or sealant materials. (g) Appearance or discoloration of brick, siding, stone, terra cotta, limestone, hardie board, exterior finishes or other natural materials and pre-cast concrete within normal ranges. (h) Insect or animal damage. (i) Concrete: Terraces, patios, sidewalks, driveways, floor decks, sub-floors, finished floors, and topping slabs can develop cracks due to characteristics of expanding and contracting of concrete due to temperature change. This is a normal occurrence that cannot be controlled. All concrete surfaces, including those in precast and prestressed concrete products, may discolor due to temperature, humidity, or light variations in the material composition. Small surface holes caused by air bubbles, color variations, form joint marks and minor chips and spalls are normal and are not warranted. This exclusion does not apply to cracks that affect the structural integrity of the concrete or that result in a shift of the concrete surface, or that exceed 1/4 inch of separation. (j) Natural Stone: Natural Stone (including but not limited to limestone and slate) are products of nature and not subject to the same consistency that is typical of manufactured building materials. As a result, displayed samples of stone may not be exactly the same in color, veining, shade and texture within a specific installation, variation cannot be completely controlled and exact matching is not guaranteed or warranted. Stone products also vary in surface hardness and the rate at which they absorb moisture and resilience from staining. (k) Warranty service is not available for and does not cover correction of the results of ordinary wear and tear, or damage due to misuse or neglect, or failure to provide proper maintenance. THIS LIMITED WARRANTY DOES NOT EXTEND TO ANY ITEM WHICH HAS BEEN MODIFIED OR REPAIRED BY BUYER OR ANY ITEMS WHICH ARE INSTALLED OR CONSTRUCTED PURSUANT TO A SEPARATE CONTRACT OR AGREEMENT BETWEEN THE BUYER AND ANY PARTY OTHER THAN THE WARRANTOR. 3.OTHER TERMS. This Limited Warranty specifically excludes any and all secondary, incidental or consequential damages caused by any defect or breach hereof. No steps taken by Warrantor to correct defects shall act to extend the scope or duration of this Limited Warranty beyond the Warranty Period. No representative ofthe Warrantor has the authority to expand or extend the scope or duration of this Limited Warranty, or to make verbal agreements with respect thereto. All items for correction must be in written form. Warrantor is not responsible for the performance of any manufacturer under any such manufacturer's warranty. 4.SEVERABILITY. The invalidity of any agreement, restriction, condition, reservation or any other provision of this Limited Warranty shall not impair or affect in any manner the validity or effect the remainder of this Limited Warranty. 5.ASSIGNABILITY. This Limited Warranty is not assignable and any attempted assignment shall be null and void. This Limited Warranty terminates if the Property is sold to someone other than the Buyer. DATED: 9/20/2023 Warrantor: On behalf of : | BE Buyer(s):

The undersigned has/have read and approved the above Limited Warranty, and agree that said Certificate of Limited Warranty is accepted in lieu of any warranty of Warrantor under the Purchase Contract for said property and/or any warranty implied at law, and shall govern in the event of any conflict or inconsistency between the terms hereof and said Purchase Agreement. DATED: 06/21/2023 WAIVER AND DISCLAIMER OF IMPLIED WARRANTY OF HABITABILITY

This WAIVER AND DISCLAIMER is made by and 420 W PARK LLC ("Warrantor") and Buyer of the above referenced Property ("Buyer"). ].IMPLIED WARRANTY OF HABITABILITY. Florida law provides that every contract for a new home, as here, carries with it a warranty that the home will be free of defects and will be fit for its intended use as a home. This law further provides that this Implied Warranty does not have to be in writing to be a part of the Agreement and that it covers not only structural and mechanical defects such as may be found in the foundation, roof, masonry, heating, electrical and plumbing, but it also covers any defect in workmanship which may not easily be seen by the Buyer. However, the law also provides that a Warrantor (or a builder or developer) and Buyer may agree in writing, as here, that this Implied Warranty is not included as a part of their particular contract. 2.WAIVER AND DISCLAIMER. WARRANTOR HEREBY DISCLAIMS AND BUYER HEREBY WAIVE THE IMPLIED WARRANTY OF HABITABILITY DESCRIBED IN PARAGRAPH 1 ABOVE WITH RESPECT TO SAID PROPERTY, AND WARRANTOR AND BUYER EACH ACKNOWLEDGES, UNDERSTANDS AND AGREES THAT SUCH IMPLIED WARRANTY IS NOT A PART OF THE CONTRACT WITH RESPECT TO SUCH PROPERTY. 3.EFFECT AND CONSEQUENCES OF THIS WAIVER AND DISCLAIMER. Buyer acknowledges and understand that if a dispute arises with Warrantor and the dispute results in a lawsuit, Buyer will not be able to rely on the Implied Warranty of Habitability described in Paragraph | above as a basis for suing Warrantor or as the basis of a defense if Warrantor sues Buyer. Buyer may, however, rely on Warrantor's express written warranties. DATED: 6/20/2023 By: on behalf of Buyer(s): Park View QOZB OP, LP THE UNDERSIGNED, AS BUYER(S), HAS READ AND UNDERSTANDS THIS DOCUMENT AND HAS HAD AN OPPORTUNITY TO SEEK PROFESSIONAL ADVICE CONCERNING ITS CONTENTS.

This WAIVER AND DISCLAIMER is made by and 420 W PARK LLC ("Warrantor") and Buyer of the above referenced Property ("Buyer"). |.IMPLIED WARRANTY OF HABITABILITY. Florida law provides that every contract for a new House, as here, carries with it a warranty that the House will be free of defects and will be fit for its intended use as a House. This law further provides that this Implied Warranty does not have to be in writing to be a part of the Contract and that it covers not only structural and mechanical defects such as may be found in the foundation, roof, masonry, heating, electrical and plumbing, but it also covers any defect in workmanship which may not easily be seen by the Buyer. However, the law also provides that a Warrantor (or a builder or developer) and Buyer may agree in writing, as here, that this Implied Warranty is not included as a part of their particular contract. 2.WAIVER AND DISCLAIMER. WARRANTOR HEREBY DISCLAIMS AND BUYER HEREBY WAIVE THE IMPLIED WARRANTY OF HABITABILITY DESCRIBED IN PARAGRAPH | ABOVE WITH RESPECT TO SAID PROPERTY, AND WARRANTOR AND BUYER EACH ACKNOWLEDGES. UNDERSTANDS AND AGREES THAT SUCH IMPLIED WARRANTY IS NOT A PART OF THE CONTRACT WITH RESPECT TO SUCH PROPERTY. 3.EFFECT AND CONSEQUENCES OF THIS WAIVER AND DISCLAIMER. Buyer acknowledge and understand that if a dispute arises with Warrantor and the dispute results in a lawsuit, Buyer will not be able to rely on the Implied Warranty of Habitability described in Paragraph | above as a basis for suing Warrantor or as the basis of a defense if Warrantor sues Buyer. Buyer may, however, rely on Warrantor's express written warranties. DATED: 6/20/2023 By: on behalf of Buyer(s): THE UNDERSIGNED, AS BUYER(S), HAS READ AND UNDERSTANDS THIS DOCUMENT AND HAS HAD AN OPPORTUNITY TO SEEK PROFESSIONAL ADVICE CONCERNING ITS CONTENTS. ND 20s